                                                                   EXHIBIT 99.3


                          INDEX TO FINANCIAL STATEMENTS

                                  MADISON BANK

                                                                                                   PAGE
                                                                                                   ----
FINANCIAL STATEMENTS

Independent Auditors' Report ...................................................................       F-2

Balance Sheets at December 31, 2000 and 1999 ...................................................       F-3

Statements of Earnings for the Years Ended December 31, 2000 and 1999 ..........................       F-4

Statements of Changes in Stockholders' Equity for the Years Ended December 31, 2000 and 1999....       F-5

Statements of Cash Flows for the Years Ended December 31, 2000 and 1999 ........................       F-6

Notes to Financial Statements for the Years Ended December 31, 2000 and 1999 ...................  F-7-F-23

Condensed Balance Sheet-
   March 31, 2001 (unaudited) ..................................................................      F-24

Condensed Statements of Earnings -
   Three Months ended March 31, 2001 and 2000 (unaudited) ......................................      F-25

Condensed Statement of Changes in Stockholders' Equity -
   Three months ended March 31, 2001 (unaudited) ...............................................      F-26

Condensed Statements of Cash Flows -
   Three Months Ended March 31, 2001 and 2000 (unaudited) ......................................      F-27

Notes to Condensed Financial Statements (unaudited) ............................................ F-28-F-29





All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements and related notes.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Madison Bank
Palm Harbor, Florida:

         We have audited the accompanying balance sheets of Madison Bank (the "Bank") at December 31, 2000 and 1999 and the related statements of earnings, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank at December 31, 2000 and 1999 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ HACKER, JOHNSON & SMITH PA
-------------------------------
HACKER, JOHNSON & SMITH PA
Tampa, Florida
February 7, 2001

                                  MADISON BANK

                                 BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  AT DECEMBER 31,
                                                                               ---------------------
                                                                                 2000        1999
                                                                               ---------    --------
     ASSETS

Cash and due from banks ...................................................... $   2,282       2,728
Interest-bearing deposits with banks .........................................        87          38
Federal funds sold ...........................................................       303         600
                                                                               ---------    --------
    Cash and cash equivalents ................................................     2,672       3,366

Securities available for sale ................................................    14,480      15,461
Securities held to maturity (market value of $9,261 in 2000 and
    $13,748 in 1999) .........................................................    10,525      15,158
Loans, net of allowance for loan losses of $966 in 2000
    and $802 in 1999 .........................................................   114,113      93,160
Accrued interest receivable ..................................................       851         644
Premises and equipment, net ..................................................     3,032       2,517
Federal Home Loan Bank of Atlanta stock, at cost .............................       483         477
Deferred tax asset ...........................................................       122          --
Other assets .................................................................       823         972
                                                                               ---------    --------
 .............................................................................. $ 147,101     131,755
                                                                               =========    ========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Noninterest-bearing demand deposits ......................................     9,605       8,272
    Savings, NOW and money-market deposits ...................................    45,219      39,964
    Time deposits ............................................................    79,051      64,467
                                                                               ---------    --------
       Total deposits ........................................................   133,875     112,703

    Federal Home Loan Bank advances ..........................................       250       8,300
    Deferred income taxes ....................................................        --          39
    Official checks ..........................................................     1,205         191
    Accrued expenses and other liabilities ...................................       832         453
                                                                               ---------    --------
       Total liabilities .....................................................   136,162     121,686
                                                                               ---------    --------

Commitments and contingencies (Notes 5 and 14)

Stockholders' equity:
    Noncumulative perpetual convertible preferred stock,
       $1 par value, authorized 2,000,000 shares; none issued or
       outstanding ...........................................................        --          --
    Common stock, $1.10 par value, Authorized 3,000,000 shares;
       issued and outstanding 1,420,696 and 1,278,099 in 2000 and 1999 .......     1,563       1,406
    Additional paid-in capital ...............................................    10,483       9,607
    Accumulated deficit ......................................................      (770)       (655)
    Accumulated other comprehensive income (loss) ............................      (337)       (289)
                                                                               ---------    --------
       Total stockholders' equity ............................................    10,939      10,069
                                                                               ---------    --------
 .............................................................................. $ 147,101     131,755
                                                                               =========    ========





See Accompanying Notes to Financial Statements.

                                  MADISON BANK

                             STATEMENTS OF EARNINGS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED
                                                                  DECEMBER 31,
                                                                ---------------
                                                                 2000    1999
                                                                -------   -----
Interest income:
     Loans .................................................... $ 9,333   7,525
     Securities available for sale ............................     983   1,039
     Securities held to maturity ..............................     568     603
     Other interest-earning assets ............................     112     251
                                                                -------   -----
          Total interest income ...............................  10,996   9,418
                                                                -------   -----

Interest expense:
     Deposits .................................................   5,499   4,561
     Borrowed funds ...........................................     231     149
                                                                -------   -----
          Total interest expense ..............................   5,730   4,710
                                                                -------   -----
          Net interest income .................................   5,266   4,708

Provision for loan losses .....................................     369     109
                                                                -------   -----
          Net interest income after provision for loan losses..   4,897   4,599
                                                                -------   -----
Noninterest income:
     Service charges on deposit accounts ......................     426     308
     Loan servicing fees ......................................      10      20
     Other ....................................................     212     132
                                                                -------   -----
          Total noninterest income ............................     648     460
                                                                -------   -----
Noninterest expenses:
     Employee compensation and benefits .......................   2,261   1,902
     Occupancy and equipment ..................................     562     431
     Data processing expense ..................................     225     256
     Professional fees ........................................     105      19
     Federal deposit insurance premium ........................      24      70
     Other expense ............................................     851     854
                                                                -------   -----
          Total noninterest expenses ..........................   4,028   3,532
                                                                -------   -----
          Earnings before income taxes ........................   1,517   1,527

Income taxes ..................................................     565     580
                                                                -------   -----
          Net earnings ........................................ $   952     947
                                                                =======   =====
Earnings per share:

     Basic earnings per share ................................. $   .67     .67
                                                                =======   =====
     Diluted earnings per share ............................... $   .66     .66
                                                                =======   =====









See Accompanying Notes to Financial Statements.

                                  MADISON BANK

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                           ACCUMULATED
                                                                                              OTHER
                                                                                              COMPRE-
                                                                  ADDITIONAL                  HENSIVE
                                                       COMMON       PAID-IN    ACCUMULATED    INCOME
                                                       STOCK        CAPITAL      DEFICIT      (LOSS)        TOTAL
                                                       ------       ------      ----------     ----        -------
Balance at December 31, 1998 ...................       $1,333        9,150       (1,538)       (176)         8,769
                                                                                                           -------
Comprehensive income:
     Net earnings ..............................           --           --          947          --            947

     Net change in unrealized loss on securities
         available for sale ....................           --           --           --        (113)          (113)
                                                                                                           -------
Comprehensive income ...........................                                                               834
                                                                                                           -------
Sale of common stock (66,050 shares) ...........           73          457           --          --            530

Cash dividends .................................           --           --          (64)         --            (64)
                                                       ------       ------       ------        ----        -------
Balance at December 31, 1999 ...................        1,406        9,607         (655)       (289)        10,069
                                                                                                           -------
Comprehensive income:
     Net earnings ..............................           --           --          952          --            952

     Net change in unrealized loss on securities
         available for sale ....................           --           --           --         (48)           (48)
                                                                                                           -------
Comprehensive income ...........................                                                               904
                                                                                                           -------
Exercise of common stock options
     (11,130 shares) ...........................           12           31           --          --             43

Stock dividends (131,467 shares) ...............          145          845         (990)         --             --

Cash dividends .................................           --           --          (77)         --            (77)
                                                       ------       ------       ------        ----        -------
Balance at December 31, 2000 ...................       $1,563       10,483         (770)       (337)        10,939
                                                       ======       ======       ======        ====        =======










See Accompanying Notes to Financial Statements.

                                  MADISON BANK

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            YEAR ENDED
                                                                                           DECEMBER 31,
                                                                                           ------------
                                                                                         2000       1999
                                                                                       --------    -------
Cash flows from operating activities:
   Net earnings ...................................................................... $    952        947
   Adjustments to reconcile net earnings to net cash provided by (used in)
     operating activities:
      Provision for loan losses ......................................................      369        109
      Depreciation and amortization ..................................................      285        186
      Amortization of discounts and premiums on securities and deferred
         loans fees, net .............................................................       71        (53)
      Increase in accrued interest receivable ........................................     (207)       (18)
      Decrease (increase) in other assets ............................................      149       (856)
      Increase (decrease) in official checks, accrued expenses and other liabilities..    1,393     (2,857)
      Credit for deferred income taxes ...............................................     (131)       (77)
      Loss on sale of foreclosed real estate .........................................       --          1
      Gain on sale of loans ..........................................................      (17)       (25)
                                                                                       --------    -------
         Net cash provided by (used in) operating activities .........................    2,864     (2,643)
                                                                                       --------    -------
Cash flows used in investing activities:
   Proceeds from sale of foreclosed real estate ......................................       75          2
   Net increase in loans .............................................................  (24,086)   (16,599)
   Securities held to maturity principle repayments ..................................    4,702        922
   Purchase of securities held to maturity ...........................................       --       (200)
   Securities available for sale principal repayments ................................      897      3,334
   Purchase of premises and equipment, net ...........................................     (800)    (1,467)
   (Purchase) redemption of Federal Home Loan Bank stock .............................       (6)       116
   Proceeds from sale of loans .......................................................    2,572      2,864
                                                                                       --------    -------
         Net cash used in investing activities .......................................  (16,646)   (11,028)
                                                                                       --------    -------
Cash flows from financing activities:
   Net increase (decrease) in deposits ...............................................   21,172     (6,237)
   Net (decrease) increase in Federal Home Loan Bank advances ........................   (8,050)     8,300
   Net proceeds from issuance of common stock ........................................       43        530
   Cash dividends paid ...............................................................      (77)       (64)
                                                                                       --------    -------
         Net cash provided by financing activities ...................................   13,088      2,529
                                                                                       --------    -------
         Net decrease in cash and cash equivalents ...................................     (694)   (11,142)

Cash and cash equivalents at beginning of year .......................................    3,366     14,508
                                                                                       --------    -------
Cash and cash equivalents at end of year ............................................. $  2,672      3,366
                                                                                       ========    =======
Supplemental disclosures of cash flow information:
   Interest paid ..................................................................... $  5,540      4,573
                                                                                       ========    =======
   Income taxes paid ................................................................. $    686        730
                                                                                       ========    =======
Noncash transactions:
   Loans reclassified to foreclosed real estate ...................................... $    225         25
                                                                                       ========    =======
   Foreclosed real estate transferred to loans in connection with
      sale of foreclosed real estate ................................................. $    150         22
                                                                                       ========    =======
   Accumulated other comprehensive income (loss), change in
      unrealized loss on securities available for sale ............................... $    (48)      (113)
                                                                                       ========    =======
   Stock dividends ................................................................... $    990         --
                                                                                       ========    =======




See Accompanying Notes to Financial Statements.

                                  MADISON BANK

                          NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERAL. Madison Bank (the "Bank") is a state-chartered commercial bank incorporated under the laws of the State of Florida. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation. The Bank currently provides a variety of banking services to small and middle-market businesses and individuals through its three banking offices located in Pinellas County, Florida and one banking office in Pasco County, Florida.

          The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices:

     USE OF ESTIMATES. In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

     CASH AND CASH EQUIVALENTS. For purposes of the statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks and federal funds sold.

     SECURITIES. The Bank may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. The Bank does not maintain a trading portfolio. Held-to-maturity securities are those which the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in other comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity.

     LOANS. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

          Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

          The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered improbable.

                                                                     (continued)

                                  MADISON BANK

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     LOANS, CONTINUED. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when future payments are reasonably assured.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

          A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

          Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

     PREMISES AND EQUIPMENT. Bank premises, furniture and equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed using the straight-line method.

     FORECLOSED REAL ESTATE. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenues and expenses from operations and changes in the valuation allowance are included in the statement of earnings.

     ADVERTISING.  The Bank expenses all media advertising as incurred.

                                                                     (continued)

                                  MADISON BANK

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     TRANSFER OF FINANCIAL ASSETS. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

     INCOME TAXES. Deferred tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

     STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards
          (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net earnings and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. (See Note 11).

     OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS. In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are received.

     FAIR VALUES OF FINANCIAL INSTRUMENTS. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

                                                                     (continued)

                                  MADISON BANK

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED.

          CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents approximates their fair value.

          SECURITIES. Fair values for securities held to maturity and available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of Federal Home Loan Bank stock approximates fair value.

          LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate residential mortgage loans and fixed-rate commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

          ACCRUED INTEREST.  The carrying amount approximates fair value.

          DEPOSIT LIABILITIES. The fair values disclosed for demand, savings and NOW deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits.

          FEDERAL HOME LOAN BANK ADVANCES. Fair values for Federal Home Loan Bank advances are estimated using a discounted cash flow calculation that applies interest rates currently being offered on borrowings with similar terms and maturities.

          OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     EARNINGS PER SHARE. Basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding. Diluted earnings per share is computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. All per share amounts reflect the 5% stock dividends declared on May 15 and December 20, 2000.

                                                                     (continued)

                                  MADISON BANK

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     FUTURE ACCOUNTING REQUIREMENTS. Financial Accounting Standards 133 -
          Accounting for Derivative Investments and Hedging Activities requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The Bank will be required to adopt this Statement January 1, 2001. Management does not anticipate that this Statement will have a material impact on the Bank.

     RECLASSIFICATION. Certain amounts in the 1999 financial statements have been reclassified to conform with the 2000 presentation.

(2) DEBT SECURITIES

     Debt securities have been classified according to management's intent. The carrying amounts of securities and their approximate fair values were as follows (in thousands):

                                                                                 GROSS       GROSS
                                                                    AMORTIZED  UNREALIZED  UNREALIZED     FAIR
                                                                      COST       GAINS       LOSSES       VALUE
                                                                     -------     ------      -------      ------
          SECURITIES AVAILABLE FOR SALE:
            AT DECEMBER 31, 2000 -
              Mortgage-backed securities and related instruments...  $15,024         22         (566)     14,480
                                                                     =======     ======      =======      ======
            AT DECEMBER 31, 1999 -
              Mortgage-backed securities and related instruments...  $15,927         49         (515)     15,461
                                                                     =======     ======      =======      ======
          SECURITIES HELD TO MATURITY:
            AT DECEMBER 31, 2000:
              U.S. Government agency securities ...................    8,982         --       (1,456)      7,526
              Other securities ....................................    1,390        186           --       1,576
              Mortgage-backed securities and related instruments...      153          6           --         159
                                                                     -------     ------      -------      ------
                                                                     $10,525        192       (1,456)      9,261
                                                                     =======     ======      =======      ======
            AT DECEMBER 31, 1999:
              U.S. Government agency securities ...................   12,979         --       (1,413)     11,566
              Other securities ....................................    1,323         --           --       1,323
              Mortgage-backed securities and related instruments...      856          3           --         859
                                                                     -------     ------      -------      ------
                                                                     $15,158          3       (1,413)     13,748
                                                                     =======     ======      =======      ======


                                                                     (continued)

                                  MADISON BANK

(2)  DEBT SECURITIES, CONTINUED

     There were no sales of securities available for sale during the years ended
          December 31, 2000 or 1999.

     The scheduled maturities of securities held to maturity and securities available for sale at December 31, 2000 were as follows (in thousands):

                                         AVAILABLE-FOR-SALE     HELD-TO-MATURITY
                                        -------------------    -----------------
                                        AMORTIZED     FAIR     AMORTIZED   FAIR
                                          COST        VALUE      COST      VALUE
                                         -------     ------     ------     -----
          Due from one to five years...  $ 3,695      3,562      5,096     4,634
          Due from five to ten years...    4,265      4,112      5,429     4,627
          Due after ten years .........    7,064      6,806         --        --
                                         -------     ------     ------     -----
                                         $15,024     14,480     10,525     9,261
                                         =======     ======     ======     =====

     For purposes of the maturity table, mortgage-backed securities and related instruments, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. These securities may prepay earlier than their weighted-average contractual maturities because of principal prepayments.

(3)  LOANS, NET

     The components of loans were as follows (in thousands):

                                                       AT DECEMBER 31,
                                                   ----------------------
                                                      2000         1999
                                                   ---------      -------
          Commercial .........................     $  89,257       65,362
          Residential real estate ............        24,006       27,092
          Residential real estate construction            45          392
          Consumer, second mortgage and equity
             lines of credit .................         2,054        1,265
                                                   ---------      -------
             Subtotal ........................       115,362       94,111

          Net deferred loan fees .............          (283)        (149)
          Allowance for loan losses ..........          (966)        (802)
                                                   ---------      -------
             Loans, net ......................     $ 114,113       93,160
                                                   =========      =======

                                                                     (continued)

                                  MADISON BANK

(3) LOANS, NET, CONTINUED

     An analysis of the change in the allowance for loan losses is as follows
          (in thousands):

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                        -------------------
                                                                          2000        1999
                                                                        -------      ------
          Balance at beginning of year ............................     $   802         798
          Provision charged to operations .........................         369         109
          (Charge-offs), net of recoveries ........................        (205)       (105)
                                                                        -------      ------

             Balance at end of year ...............................     $   966         802
                                                                        =======      ======

     There were no impaired loans at December 31, 2000. The following summarizes the amount of impaired loans at December 31, 1999, a majority of which were collateral dependent (in thousands):

                                                                       AMOUNT
                                                                       ------
          Loans identified as impaired:
             Gross loans with no related allowance for losses ......... $  --
             Gross loans with related allowance for losses recorded....   200
             Less:  Allowances on these loans .........................   (83)
                                                                        -----
          Net investment in impaired loans ............................ $ 117
                                                                        =====

     The average net investment in impaired loans and interest income recognized and received on impaired loans is as follows (in thousands):

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                        -------------------
                                                                          2000        1999
                                                                        -------      ------
          Average investment in impaired loans ....................     $    69         161
                                                                        =======      ======
          Interest income recognized on impaired loans ............     $     1          12
                                                                        =======      ======
          Interest income received on impaired loans ..............     $     1          12
                                                                        =======      ======

(4)  LOAN SERVICING

     Mortgage loans serviced for other are not included in the accompanying balance sheets. The unpaid principal balances of these loans are summarized as follows (in thousands):

                                                                          AT DECEMBER 31,
                                                                        -------------------
                                                                          2000        1999
                                                                        -------      ------
          Mortgage loan portfolios serviced for:
             FHLMC ................................................     $ 1,933       2,429
             FNMA .................................................         924       1,155
             Other investors ......................................       4,956       4,420
                                                                        -------      ------
                                                                        $ 7,813       8,004
                                                                        =======      ======

                                                                     (continued)

                                  MADISON BANK

(4)  LOAN SERVICING, CONTINUED

     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $13,000 and $17,000 at December 31, 2000 and 1999, respectively.

(5)  PREMISES AND EQUIPMENT, NET

     Components of premises and equipment were as follows (in thousands):

                                                                          AT DECEMBER 31,
                                                                        -------------------
                                                                          2000        1999
                                                                        -------      ------
          Land ....................................................     $   744         744
          Buildings ...............................................       1,516       1,097
          Leasehold improvements ..................................         154         238
          Furniture and equipment .................................       1,877       1,593
                                                                        -------      ------

             Total, at cost .......................................       4,291       3,672

          Less accumulated depreciation and amortization ..........      (1,259)     (1,155)
                                                                        -------      ------

             Premises and equipment, net ..........................     $ 3,032       2,517
                                                                        =======      ======

     The Bank is obligated under various operating lease agreements for office facilities. The operating lease agreements contain escalation clauses and increases in proportionate operating costs of the facilities and provide for annual adjustments to the previous year's rental. Rent expense for the years ended December 31, 2000 and 1999 was $123,430 and $117,614, respectively. In 1999, the Bank began leasing office space to third parties. Rental income under operating leases was $43,213 and $31,024 during the years ended December 31, 2000 and 1999, respectively. The future minimum lease payments and estimated future rentals at December 31, 2000 on these leases are approximately as follows (in thousands):

                                                                       OPERATING   OPERATING
                                                                         LEASE       LEASE
                                                                        EXPENSE      INCOME
                                                                       --------     -------
          YEAR ENDING DECEMBER 31:
                2001 ..............................................    $123,303      69,360
                2002 ..............................................     119,016      45,809
                2003 ..............................................      92,134      48,744
                2004 ..............................................      89,421      48,744
                2005 ..............................................      59,574      48,744
                Thereafter ........................................     208,507     239,658
                                                                       --------     -------
                                                                       $691,955     501,059
                                                                       ========     =======

                                                                     (continued)

                                  MADISON BANK

(6)  DEPOSITS

     The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $14.5 million and $13.0 million at December 31, 2000 and 1999, respectively.

     The scheduled maturities of certificates of deposit at December 31, 2000 is as follows (in thousands):

             YEAR ENDING DECEMBER 31,                                 AMOUNT
             ------------------------                                --------
                   2001.........................................     $ 58,403
                   2002-2003....................................       14,879
                   2004-2005....................................        3,735
                   Thereafter...................................        2,034
                                                                     --------
                                                                     $ 79,051
                                                                     ========

(7)  BENEFIT AGREEMENT

     In December, 1999, the Bank entered into a Salary Continuation Agreement
          (the "Agreement") with the President and Chief Executive Officer which requires the Bank to provide salary continuation benefits to him upon retirement. The Agreement requires the Bank to pay monthly benefits, as calculated in the Agreement, for twenty years following his normal retirement age. The Agreement also provides for salary continuation in the event of a change in control of the Bank and for early voluntary termination by the officer, based on a sixteen-year vesting schedule. The Bank is accruing the present value of the future benefits over the term of the Agreement. The Bank has purchased a life insurance policy on the president which although not formally linked, has future cash value that exceeds the estimated future benefit. The Bank expensed $14,356, net of the increase in the cash surrender value of the life insurance policy, under this Agreement in 2000.

(8)  FEDERAL HOME LOAN BANK ADVANCES

     The Bank has a line of credit with the Federal Home Loan Bank with a maximum limit of approximately $21.8 million. At December 31, 2000 and 1999, the Bank had drawn down $250,000 and $8,300,000, respectively at a variable rate of 6.35% and 4.55%, respectively. The Bank has pledged residential first mortgage loans as collateral for this borrowing.

                                                                     (continued)

                                  MADISON BANK

(9) INCOME TAXES

     Allocation of Federal and state income taxes between current and deferred portions is as follows (in thousands):

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                        -------------------
                                                                          2000        1999
                                                                        -------      ------
          Current:
                  Federal .........................................     $   595         571
                  State ...........................................         101          86
                                                                        -------      ------
                                                                            696         657
                                                                        -------      ------
          Deferred:
                  Federal .........................................        (112)        (66)
                  State ...........................................         (19)        (11)
                                                                        -------      ------
                                                                           (131)        (77)
                                                                        -------      ------
                     Total ........................................     $   565         580
                                                                        =======      ======

     The Bank's effective income tax rate differs from the statutory Federal income tax rate for the following reasons ($ in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                    --------------------------------
                                                         2000             1999
                                                    ---------------   --------------
                                                    AMOUNT      %     AMOUNT     %
                                                    ------    -----   ------   -----
          Tax at Federal statutory income tax rate.. $ 516     34.0%   $519    34.0%
          Increase (decrease) resulting from:
             State income tax, net of Federal
                 income tax benefit ................    54      3.5      50     3.3
             Other, net ............................    (5)     (.3)     11      .7
                                                     -----    -----    ----   -----
                 Total ............................. $ 565     37.2%   $580    38.0%
                                                     =====    =====    ====   =====

                                                                     (continued)

                                  MADISON BANK

(9)  INCOME TAXES, CONTINUED

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below (in thousands):

                                                                AT DECEMBER 31,
                                                                ---------------
                                                                 2000      1999
                                                                -----      ----
           Deferred tax assets:
               Net unrealized loss on securities available
                   for sale ...............................     $ 207       177
               Allowance for loan losses ..................       249       110
               Salary continuation plan ...................        17        --
               Other ......................................        --         4
                                                                -----      ----
                      Total deferred tax assets ...........       473       291
                                                                -----      ----
           Deferred tax liabilities:
               Deferred loan fees .........................      (138)     (168)
               Accumulated depreciation ...................      (181)     (131)
               Federal Home Loan Bank of Atlanta stock ....       (29)      (29)
               Other ......................................        (3)       (2)
                                                                -----      ----
                      Total deferred tax liabilities ......      (351)     (330)
                                                                -----      ----
                      Net deferred tax asset (liability) ..     $ 122       (39)
                                                                =====      ====

(10) PROFIT SHARING PLAN

     The Bank sponsors a profit sharing plan established in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The profit sharing plan is available to all employees electing to participate after meeting certain length-of-service requirements. The Bank's contributions to the profit sharing plan are discretionary and are determined annually prior to the end of the calendar year. Expense relating to the Bank's contributions to the profit sharing plan included in the accompanying financial statements was $60,000 for each of the years ended December 31, 2000 and 1999, respectively.

                                                                     (continued)

                                  MADISON BANK

(11) STOCK OPTIONS

     The Bank has stock option plans for certain officers and directors of the Bank. The options vest over a five year period from date of grant and are then exercisable for up to an eight year period. All per share amounts reflect the 5% stock dividends declared on May 15 and December 20, 2000. A summary of stock option transactions follows ($ in thousands, except per share amounts):

                                                                                              WEIGHTED
                                                                 NUMBER      RANGE OF         AVERAGE       AGGREGATE
                                                                   OF        PER SHARE       PER SHARE       OPTION
                                                                 SHARES     OPTION PRICE       PRICE          PRICE
                                                                 ------     ------------       -----          -----
           Options outstanding at December 31, 1998...........   110,250    $  3.03-7.08        5.19            572
           Options granted....................................    27,563       7.48-8.73        8.05            222
           Options expired....................................    (8,269)           3.63        3.63            (30)
                                                                --------                                     ------

           Options outstanding at December 31, 1999...........   129,544       3.03-8.73        5.90            764
           Options granted....................................    58,170       7.03-7.32        7.22            420
           Options exercised..................................   (11,130)      3.18-4.46        3.86            (43)
           Options expired....................................   (13,676)      4.24-8.73        7.02            (96)
                                                                 -------                                     ------
           Options outstanding at December 31, 2000...........   162,908     $ 3.03-8.73        6.41          1,045
                                                                 =======     ===========        ====         ======

     The weighted-average remaining contractual life of options outstanding at December 31, 2000 and 1999 was 5.9 years and 4.9 years, respectively.

     These options are exercisable as follows:

                                                  NUMBER OF     WEIGHTED-AVERAGE
                   YEAR ENDING DECEMBER 31,        SHARES        EXERCISE PRICE
                   ------------------------        ------        --------------
                      Currently exercisable.....     56,228         $ 5.31
                      2001......................     32,582           6.64
                      2002......................     32,582           6.64
                      2003......................     18,249           7.57
                      2004......................     18,249           7.50
                      2005......................      5,018           7.16
                                                    -------
                                                    162,908         $ 6.41
                                                    =======         ======


                                                                     (continued)

                                  MADISON BANK

(11) STOCK OPTIONS, CONTINUED

     FASB Statement 123 requires proforma information regarding net earnings and earnings per share. This proforma information has been determined as if the Bank had accounted for its stock options under the fair value method of that statement. All per share amounts reflect the 5% stock dividends declared on May 15 and December 20, 2000 (in thousands, except per share amounts):

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                        -------------------
                                                                          2000        1999
                                                                        -------      ------
          Weighted-average grant-date fair value of options
              issued during the year ..............................     $  1.82        2.47
                                                                        =======      ======
          Proforma net earnings ...................................     $   887         906
                                                                        =======      ======
          Proforma basic earnings per share .......................     $   .63         .64
                                                                        =======      ======
          Proforma diluted earnings per share .....................     $   .62         .63
                                                                        =======      ======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                        -------------------
                                                                          2000        1999
                                                                        -------      ------
          Risk-free interest rate .................................       5.5%         6.0%
          Dividend yield ..........................................       2.0%         2.0%
          Volatility ..............................................      12.0%        17.1%
          Expected life in years ..................................        10           10

(12) REGULATORY MATTERS

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.

     The Bank is also subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitive measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

                                                                     (continued)

                                  MADISON BANK

(12) REGULATORY MATTERS, CONTINUED

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 2000, the most recent notification from the state regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages are also presented in the table ($ in thousands).

                                                                                                     TO BE WELL
                                                                                                  CAPITALIZED UNDER
                                                                         FOR CAPITAL              PROMPT CORRECTIVE
                                                    ACTUAL            ADEQUACY PURPOSES:          ACTION PROVISIONS:
                                            --------------------     -------------------        ---------------------
                                             AMOUNT         %         AMOUNT         %            AMOUNT          %
                                            --------       -----     -------        ----        --------        -----
     AS OF DECEMBER 31, 2000:
         Total capital (to Risk-
         Weighted Assets).................  $ 12,242       10.57%    $ 9,269        8.00%       $ 11,586        10.00%
         Tier I Capital (to Risk-
         Weighted Assets).................    11,276        9.73       4,634        4.00           6,951         6.00
         Tier I Capital
         (to Average Assets)..............    11,276        7.66       5,885        4.00           7,357         5.00

     AS OF DECEMBER 31, 1999:
         Total capital (to Risk-
         Weighted Assets).................    11,160       12.00       7,441        8.00           9,301        10.00
         Tier I Capital (to Risk-
         Weighted Assets).................    10,358       11.14       3,720        4.00           5,581         6.00
         Tier I Capital
         (to Average Assets)..............    10,358        7.82       5,299        4.00           6,623         5.00

(13) CREDIT RISK

     Most of the Bank's business activity is with customers located within the Pinellas, Pasco and Hillsborough County, Florida area. Therefore, the Bank's exposure to credit risk is significantly affected by changes in the economy in the Pinellas, Pasco and Hillsborough County area. Other than a loan concentration in the hospitality industry of approximately $16.8 million at December 31, 2000, the loan portfolio is diversified among individuals and types of industries. Loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The distribution of commitments to extend credit and standby letters of credit approximates the distribution of loans outstanding. The contractual amounts of credit related financial instruments such as commitments to extend credit and standby letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

                                                                     (continued)

                                  MADISON BANK

(14) FINANCIAL INSTRUMENTS

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amounts recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total committed amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter party.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     The estimated fair values of the Bank's financial instruments were as follows (in thousands):

                                                      AT DECEMBER 31, 2000    AT DECEMBER 31, 1999
                                                      --------------------    --------------------
                                                      CARRYING       FAIR      CARRYING     FAIR
                                                       AMOUNT       VALUE       AMOUNT      VALUE
                                                      --------     -------     -------     -------
          Financial assets:
             Cash and cash equivalents ..........     $  2,672       2,672       3,366       3,366
                                                      ========     =======     =======     =======
             Securities available for sale ......     $ 14,480      14,480      15,461      15,461
                                                      ========     =======     =======     =======
             Securities held to maturity ........     $ 10,525       9,261      15,158      13,748
                                                      ========     =======     =======     =======
             Loans, net .........................     $114,113     114,545      93,160      92,158
                                                      ========     =======     =======     =======
             Accrued interest ...................     $    851         851         644         644
                                                      ========     =======     =======     =======
             Federal Home Loan Bank stock .......     $    483         483         477         477
                                                      ========     =======     =======     =======
          Financial liabilities:
             Deposits ...........................     $133,875     135,105     112,703     114,119
                                                      ========     =======     =======     =======
             Federal Home Loan Bank advances ....     $    250         250       8,300       8,300
                                                      ========     =======     =======     =======

                                                                     (continued)

                                  MADISON BANK

(14) FINANCIAL INSTRUMENTS, CONTINUED

     A summary of the notional amounts, which approximates fair value, of the Bank's financial instruments with off-balance-sheet risk at December 31, 2000 is as follows (in thousands):

         Commitments to extend credit.............................    $  1,631
                                                                      ========
         Unused lines of credit...................................    $ 13,070
                                                                      ========
         Standby letters of credit................................    $    606
                                                                      ========

(15) RELATED PARTIES

     All loans from the Bank involving directors and officers were made in the ordinary course of business. Such loans were made on substantially the same terms, including interest rate and collateral, if any, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than normal risk of collectibility or present other unfavorable features. The activity of loans outstanding to directors and officers are as follows (in thousands):

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                        -------------------
                                                                          2000        1999
                                                                        -------      ------
          Loans outstanding, beginning of year ....................     $ 1,544       2,443
          Loans granted during the year ...........................       2,332         480
          Loan repayments and net change in lines of credit .......        (495)     (1,379)
                                                                        -------      ------
          Loans outstanding, end of year ..........................     $ 3,381       1,544
                                                                        =======      ======

     In addition, deposits from such related parties were approximately
          $782,000 and $1,025,000 at December 31, 2000 and 1999, respectively.

                                                                     (continued)

                                  MADISON BANK

(16) EARNINGS PER SHARE

     Earnings per share ("EPS") of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. For 2000 and 1999, outstanding stock options are considered dilutive securities for purposes of calculating diluted EPS which is computed using the treasury stock method. All per share amounts reflect the 5% stock dividends declared on May 15 and December 20, 2000. The following tables present the calculations of EPS (dollars in thousands, except per share amounts).

                                                                        FOR THE YEAR ENDED DECEMBER 31, 2000
                                                                        ------------------------------------
                                                                                      WEIGHTED-       PER
                                                                                       AVERAGE       SHARE
                                                                       EARNINGS        SHARES        AMOUNT
                                                                       --------      ----------      ------
        Basic EPS:
           Net earnings available to common stockholders.............    $ 952        1,412,347      $ .67
                                                                                                     =====
        Effect of dilutive securities-
           Incremental shares from assumed conversion of options.....      --            25,352
                                                                         -----        ---------
        Diluted EPS:
           Net earnings available to common stockholders
               and assumed conversions...............................    $ 952        1,437,699      $ .66
                                                                         =====        =========      =====


                                                                        FOR THE YEAR ENDED DECEMBER 31, 1999
                                                                        ------------------------------------
                                                                                      WEIGHTED-       PER
                                                                                       AVERAGE       SHARE
                                                                       EARNINGS        SHARES        AMOUNT
                                                                       --------      ----------      ------
        Basic EPS:
           Net earnings available to common stockholders.............    $ 947        1,405,114      $ .67
                                                                                                     =====
        Effect of dilutive securities-
           Incremental shares from assumed conversion of options.....      --            29,841
                                                                         -----        ---------
        Diluted EPS:
           Net earnings available to common stockholders
               and assumed conversions...............................    $ 947        1,434,955       $ .66
                                                                         =====        =========       =====

     Earnings per share for 2000 would have been $.74 and $.73 per basic and diluted share before consideration of the stock dividends issued in 2000 compared to $.74 and $.73 per basic and diluted share reported in 1999.

                                  MADISON BANK

                             CONDENSED BALANCE SHEET
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    MARCH 31,
                                                                                      2001
                                                                                   ---------
                                                                                  (UNAUDITED)
            ASSETS

Cash and due from banks ........................................................   $   2,021
Interest-bearing deposits with banks ...........................................         137
Federal funds sold .............................................................      15,863
                                                                                   ---------
         Cash and cash equivalents .............................................      18,021

Securities available for sale ..................................................      12,118
Securities held to maturity ....................................................      10,535
Loans, net of allowance for loan losses of $1,099 ..............................     117,631
Accrued interest receivable ....................................................         730
Premises and equipment, net ....................................................       2,994
Federal Home Loan Bank of Atlanta stock, at cost ...............................         509
Other assets ...................................................................       1,146
                                                                                   ---------
                                                                                   $ 163,684
                                                                                   =========

      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Noninterest-bearing demand deposits .........................................      11,751
   Savings, NOW and money-market deposits ......................................      45,080
   Time deposits ...............................................................      83,095
                                                                                   ---------
         Total deposits ........................................................     139,926

   Federal Home Loan Bank advances .............................................      10,000
   Official checks .............................................................       1,167
   Accrued expenses and other liabilities ......................................       1,204
                                                                                   ---------
         Total liabilities .....................................................     152,297
                                                                                   ---------

Stockholders' equity:
   Noncumulative perpetual convertible preferred stock, $1 par value, authorized
      2,000,000 shares, none issued or outstanding .............................          --
   Common stock, $1.10 par value; authorized 3,000,000 shares
      issued and outstanding 1,420,696 .........................................       1,563
   Additional paid-in capital ..................................................      10,483
   Accumulated deficit .........................................................        (507)
   Accumulated other comprehensive income (loss) ...............................        (152)
                                                                                   ---------
         Total stockholders' equity ............................................      11,387
                                                                                   ---------
                                                                                   $ 163,684
                                                                                   =========

See accompanying Notes to Condensed Financial Statements.

                                  MADISON BANK

                        CONDENSED STATEMENTS OF EARNINGS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     THREE MONTHS ENDED
                                                                         MARCH 31,
                                                                     ------------------
                                                                       2001      2000
                                                                     ------     -----
                                                                             (UNAUDITED)
Interest income:
    Loans ......................................................     $2,615     2,073
    Securities available for sale ..............................        186       258
    Securities held to maturity ................................         96       158
    Other interest-earning assets ..............................         77        15
                                                                     ------     -----
        Total interest income ..................................      2,974     2,504
                                                                     ------     -----
Interest expense:
    Deposits ...................................................      1,591     1,166
    Borrowed funds .............................................         35       104
                                                                     ------     -----
        Total interest expense .................................      1,626     1,270
                                                                     ------     -----
        Net interest income ....................................      1,348     1,234

Provision for loan losses ......................................         79       110
                                                                     ------     -----
        Net interest income after provision for loan losses ....      1,269     1,124
                                                                     ------     -----
Noninterest income:
    Service charges on deposit accounts ........................        118        88
    Loan servicing fees ........................................          2         3
    Gain on sale of securities .................................         23        --
    Other ......................................................         61        48
                                                                     ------     -----
        Total noninterest income ...............................        204       139
                                                                     ------     -----
Noninterest expenses:
    Employee compensation and benefits .........................        587       541
    Occupancy and equipment ....................................        155       133
    Data processing expense ....................................         61        55
    Professional fees ..........................................         24        23
    Federal deposit insurance premium ..........................          6         6
    Other expense ..............................................        220       220
                                                                     ------     -----
        Total noninterest expenses .............................      1,053       978
                                                                     ------     -----
        Earnings before income taxes ...........................        420       285

Income taxes ...................................................        157       108
                                                                     ------     -----
        Net earnings ...........................................     $  263       177
                                                                     ======     =====
Basic earnings per share .......................................     $ 0.19      0.13
                                                                     ======     =====
Diluted earnings per share .....................................     $ 0.18      0.12
                                                                     ======     =====
Dividends per share ............................................     $   --      0.06
                                                                     ======     =====






See accompanying Notes to Condensed Financial Statements.

                                  MADISON BANK

                  CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY

                       THREE MONTHS ENDED MARCH 31, 2001
                             (DOLLARS IN THOUSANDS)

                                                                                         ACCUMULATED
                                                                                            OTHER
                                                                                           COMPRE-
                                                                 ADDITIONAL                HENSIVE
                                                     COMMON       PAID-IN   ACCUMULATED    INCOME
                                                      STOCK       CAPITAL     DEFICIT      (LOSS)       TOTAL
                                                      ------       ------     -------      ------       ------
Balance at December 31, 2000 ..................       $1,563       10,483       (770)       (337)       10,939
                                                                                                        ------
Comprehensive income:
     Net earnings (unaudited) .................           --           --        263          --           263

     Net change in unrealized loss on
          securities available for sale, net of
          taxes of $114 (unaudited) ...........           --           --         --         185           185
                                                                                                        ------
Comprehensive income (unaudited) ..............                                                            448
                                                      ------       ------       ----        ----        ------
Balance at March 31, 2001 (unaudited) .........       $1,563       10,483       (507)       (152)       11,387
                                                      ======       ======       ====        ====        ======



See accompanying Notes to Condensed Financial Statements.

                                  MADISON BANK

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        THREE MONTHS ENDED
                                                                                              MARCH 31,
                                                                                        2001           2000
                                                                                      --------        ------
                                                                                                   (UNAUDITED)

Cash flows from operating activities:
     Net earnings .............................................................       $    263           177
     Adjustments to reconcile net earnings to net cash provided by operating activities:
         Provision for loan losses ............................................             79           110
         Depreciation and amortization ........................................             85            61
         Amortization of discounts and premiums on securities and deferred loan
              fees, net .......................................................            (18)           22
         Decrease in accrued interest receivable ..............................            121            51
         (Increase) decrease in other assets ..................................           (323)          117
         Increase in official checks, accrual expenses and other liabilities ..            342           652
         Gain on sale of securities available for sale ........................            (23)           --
         Gain on sale of loans ................................................             (2)           (5)
                                                                                      --------        ------
              Net cash provided by operating activities .......................            524         1,185
                                                                                      --------        ------
Cash flows from investing activities:
     Net increase in loans ....................................................         (3,756)       (5,209)
     Securities held to maturity principle repayments .........................             15           140
     Securities available for sale principle repayments .......................            257           193
     Net proceeds from sales of securities available for sale .................          2,427            --
     Net purchase of premises and equipment ...................................            (47)         (286)
     Purchase of Federal Home Loan Bank stock .................................            (26)           (6)
     Proceeds from sale of loans ..............................................            154           703
                                                                                      --------        ------
              Net cash used in investing activities ...........................           (976)       (4,465)
                                                                                      --------        ------
Cash flows from financing activities:
     Net increase in deposits .................................................          6,051         5,184
     Net increase (decrease) in Federal Home Loan Bank advances ...............          9,750        (3,025)
     Cash dividends paid ......................................................             --           (77)
                                                                                      --------        ------
              Net cash provided by financing activities .......................         15,801         2,082
                                                                                      --------        ------
              Net increase (decrease) in cash and cash equivalents ............         15,349        (1,198)

Cash and cash equivalents at beginning of period ..............................          2,672         3,366
                                                                                      --------        ------
Cash and cash equivalents at end of period ....................................       $ 18,021         2,168
                                                                                      ========        ======
Supplemental disclosure of cash flow information:
     Cash paid during the period for:
         Interest .............................................................       $  1,570         1,185
                                                                                      ========        ======
         Income taxes .........................................................       $     13            15
                                                                                      ========        ======
     Noncash transactions:
         Accumulated other comprehensive income (loss), net change in
              unrealized loss on securities available for sale, net of tax ....       $    185           (68)
                                                                                      ========        ======










See accompanying Notes to Condensed Financial Statements.

                                  MADISON BANK

               NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL. In the opinion of the management of Madison Bank (the "Bank"), the accompanying condensed financial statements contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position at March 31, 2001 and the results of operations and cash flows for the three-month periods ended March 31, 2001 and 2000. The results of operations and other data for the three-month period ended March 31, 2001 are not necessarily indicative of results that may be expected for the year ending December 31, 2001.

2. LOAN IMPAIRMENT AND LOSSES. There were no impaired loans at March 31, 2001. The following summarizes the amount of impaired loans at March 31, 2000, a majority of which were collateral dependent (in thousands):

                                                                                             AMOUNT
                                                                                             ------
                Loans identified as impaired:
                    Gross loans with no related allowance for losses....................      $  --
                    Gross loans with related allowance for losses recorded..............        159
                    Less:  Allowances on these loans....................................        (79)
                                                                                              -----
                Net investment in impaired loans........................................      $  80
                                                                                              =====

   The average net investment in impaired loans and interest income recognized and received on impaired loans is as follows (in thousands):

                                                                                           THREE
                                                                                           MONTHS
                                                                                            ENDED
                                                                                          MARCH 31,
                                                                                            2000
                                                                                          ---------
                                                                                       (IN THOUSANDS)

                Gross loans with no related allowance, at end of period................     $  --
                                                                                            =====
                Average net investment in impaired loans...............................     $  92
                                                                                            =====
                Interest income recognized on impaired loans...........................     $   1
                                                                                            =====
                Interest income received on impaired loans.............................     $   1
                                                                                            =====

   The activity in the allowance for loan losses is as follows:

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                               --------------------
                                                               2001            2000
                                                               ----            ----
                                                                 (IN THOUSANDS)
              Balance at beginning of period................  $    966           802
              Provision for loan losses.....................        79           110
              Net recoveries (charge-offs)..................        54          (135)
                                                               -------          ----
              Balance at end of period......................   $ 1,099           777
                                                               =======          ====

                                                                     (continued)

                                  MADISON BANK

4. EARNINGS PER SHARE ("EPS"). The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations. All per share amounts reflect the five percent stock dividends declared on May 15 and December 20, 2000. (Dollars are in thousands, except per share amounts.)

                                                                THREE MONTHS ENDED MARCH 31,
                                         ----------------------------------------------------------------------------
                                                     2001                                      2000
                                        ---------------------------------      --------------------------------------
                                                   WEIGHTED-        PER                       WEIGHTED-        PER
                                                    AVERAGE        SHARE                      AVERAGE         SHARE
                                        EARNINGS    SHARES         AMOUNT      EARNINGS        SHARES         AMOUNT
                                        --------    ------         ------      --------        ------         ------
Basic EPS:
    Net earnings available to
     common stockholders ..........       $263     1,420,696      $   .19       $   177       1,409,566       $   .13
                                                                  =======                                     =======
Effect of dilutive securities-
    Incremental shares from assumed
     conversion of options ........         --        33,273                         --          35,781
                                          ----     ---------                    -------       ---------
Diluted EPS:
    Net earnings available to
     common stockholders
     and assumed conversions ......       $263     1,453,969      $   .18       $   177       1,445,347       $   .12
                                          ====     =========      =======       =======       =========       =======

   Shares not included in the computations of diluted earnings per share because the option exercise price was not less than the average market price are as follows:

                                                                 NUMBER OF        PRICE           YEAR        YEAR
                                                                  SHARES          RANGE          ISSUED      EXPIRES
                                                                  ------          -----          ------      -------
         For the three months ended:
              March 31, 2001 and 2000.......................       5,513          $ 8.73           1999     2005-2009

5. REGULATORY CAPITAL. The Bank is required to maintain certain minimum regulatory capital requirements. The following is a summary at March 31, 2001 of the regulatory capital requirements and the Bank's actual capital on a percentage basis:

                                                                                                         REGULATORY
                                                                                            ACTUAL       REQUIREMENT
                                                                                            ------       -----------
        Total capital to risk-weighted assets...........................................    10.22%         8.00%
        Tier I capital to risk-weighted assets..........................................     9.33%         4.00%
        Tier I capital to total assets - leverage ratio.................................     7.59%         4.00%